UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2026

___________________________

CNS Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

___________________________

Nevada	001-39126	82-2318545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 West Loop South, Suite 900

Houston, Texas 77027

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 946-9185

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	CNSP	The NASDAQ Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2026, CNS Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Lynne Kelley to serve as the Company’s Chief Medical Officer effective March 2, 2026. The Employment Agreement provides for an initial annual base salary of $450,000, eligibility for an annual bonus with a target equal to 40% of base salary based on goals approved by the Compensation Committee, and eligibility for annual equity grants under the Company’s stock incentive plans, in each case as determined by the Compensation Committee of the Board of Directors. The Employment Agreement also provides for an initial grant of 9,500 restricted stock units, vesting as follows: 25% on the six-month anniversary of the effective date, 25% on the twelve-month anniversary of the effective date, and the remaining 50% in twelve quarterly installments thereafter, subject to continued employment. Dr. Kelley is entitled to participate in the Company’s benefit plans and programs for similarly situated executives, expense reimbursement in accordance with Company policy, and other standard benefits.

Under the Employment Agreement, if Dr. Kelley’s employment is terminated by the Company without cause (and other than due to death or disability) or by Dr. Kelley for good reason, she will be entitled to (i) severance equal to six months of base salary, payable over six months, (ii) her target annual bonus for the period of time between the end of the last fiscal year and the termination date; and (iii) accelerated vesting of all unvested equity previously granted, in each case subject to her timely execution and non-revocation of a release of claims and continued compliance with applicable covenants.

Dr. Kelley, age 63, most recently served as Chief Medical Officer of Tissium, Inc., a clinical-stage biotechnology company, from September 2024 to February 2026. From May 2022 to February 2026, Dr. Kelley served as Founder and Chief Executive Officer and Chief Medical Officer of Xenthera, Inc., a clinical-stage oncology company, and continues to serve as an advisor for the assets. From February 2019 to February 2026, Dr. Kelley provided executive-level medical, clinical, and regulatory leadership services through Wedgemere Consulting, serving as an interim Chief Medical Officer and clinical development lead to biotechnology companies, venture capital-backed startups, pharmaceutical companies, and medical device companies. From July 2020 to October 2021, Dr. Kelley served as Chief Medical Officer of Servier Pharmaceuticals, a global non-profit pharmaceutical company. From April 2019 to April 2020, she served as Chief Medical Officer of X4 Pharmaceuticals, Inc., a publicly traded biotechnology company focused on rare diseases and oncology. From January 2016 to May 2018, Dr. Kelley served as Chief Medical Officer of Senseonics Holdings, Inc., a medical device company focused on diabetes management. From 2011 to 2016, she served as Worldwide Vice President, Medical Affairs at Becton, Dickinson and Company, a global medical technology company. Dr. Kelley currently serves on the Dartmouth Medical School Dean’s Advisory Council and on the Board of Directors of the Dartmouth Center for Health Equity. Dr. Kelley received her M.D. from Dartmouth Medical School and her B.A. in Biology from Boston University. There are no transactions in which Dr. Kelley has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Dr. Kelley and any director or executive officer of the Company that would require disclosure under Item 401(d) of Regulation S-K.

On February 27, 2026, the Company and Dr. Sandra Silberman, the Company’s former Chief Medical Officer, entered into a Separation and Severance Agreement (the “Separation Agreement”), which memorializes the terms of Dr. Silberman’s separation from service with the Company. Pursuant to the Separation Agreement, subject to Dr. Silberman’s timely execution, non-revocation, and compliance with the agreement’s terms, the Company will provide severance benefits, equal to three months of Dr. Silberman’s current annualized base salary, paid in three equal monthly installments.

The foregoing summaries of the Employment Agreement and Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Employment Agreement between Lynne Kelley and CNS Pharmaceuticals, Inc. dated February 26, 2026
10.2	Separation and Severance Agreement between Sandra Silberman and CNS Pharmaceuticals, Inc. dated February 27, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Pharmaceuticals, Inc.

By:	/s/ Rami Levin
Rami Levin
Chief Executive Officer and President

Dated: March 2, 2026

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